Exhibit 99.1

Contact:

Larry Lenig or Len Goldstein

713-881-8900

SEITEL UPDATES BANKRUPTCY

PROPOSES AUCTION PROCESS

ANNOUNCES SETTLEMENT OF CLASS ACTION LITIGATION

HOUSTON, December 3, 2003 - Seitel, Inc. (OTCBB: SEIEQ; TSE: OSL) ("Seitel" or the "Company") Seitel announced today that it filed a motion with the Bankruptcy Court amending its plan of reorganization to include an auction process designed to guarantee maximum recoveries for creditors and shareholders. The motion, filed in support of Seitel's confirmation hearing, will be heard by the Court on Wednesday, December 10, 2003.

Under the motion, if approved, competitive bids will be solicited for a period of approximately sixty days after which the reorganization plan for the Company would be considered for confirmation.

In support of the auction process and to assure that all Seitel creditors and shareholders will, in all events, recover at least as much from the auction as presently provided under the Company's pending plan of reorganization, Seitel also announced that Berkshire Hathaway Inc. has agreed to and will submit an initial bid in the amount of approximately $280 million. Such amount will provide cash distributions equal to the amounts that would be made under the Company's presently pending plan of reorganization, including $10.15 million that would be distributed to shareholders.

In anticipation of including the auction process as described above, the Bankruptcy Court deferred to a later date confirmation of the Company's presently pending plan. In addition, the Bankruptcy Court deferred action on the disclosure statement filed by the Equity Committee with respect to its proposed alternative plan.

Final procedures for becoming a qualified bidder and submitting a bid in the auction are expected to be approved at next week's hearing and will be available publicly thereafter.

In addition, Seitel announced that it has reached agreement to settle class action litigation initiated by certain shareholders in April 2002. Under the settlement, which will become effective upon the satisfaction of certain conditions, including approval by the Bankruptcy Court and the District Court of the Southern District of Texas, Seitel will pay approximately $980,000 to resolve all claims against it and all of the individual defendants in the case. All other costs related to the settlement will be covered by Seitel's insurance carrier.

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Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects. Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. These risk factors are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.